Exhibit 2

Mr. Walter Clark
Chairman & Chief Executive Officer
Air T, Inc.
3524 Airport Rd.
Maiden, NC 28650

Dear Mr. Clark:

Thank you for taking time to speak with us. We appreciate the chance to continue our dialogue about issues that are important to Air T stakeholders.

This letter is our formal request for representation on Air T’s Board of Directors. As of Friday, March 30th, AO Partners I, LP owned 254,959 shares or approximately 10.4% of Air T’s outstanding common stock. AO Partners is the company’s largest shareholder. For this and other reasons that I am happy to discuss further, I respectfully request that Air T add Seth Barkett and me to its nine-member Board of Directors. While 2 of 9 seats represent a larger proportionate share of Board seats than AO Partners’ ownership, we believe that since you are the only significant shareholder currently serving on the Board, our request is appropriate. It is important that Air T shareholders have a voice on the Board of Directors. In addition, we intend to continue to buy Air T stock.

If you are unable to add us to the Board of Directors prior to Air T’s next proxy, we respectfully request to be added to the company-endorsed list of prospective directors that the Board directly and indirectly supports for Board seats.

As I mentioned Friday morning, AO Partners will not bid for all of Air T’s shares nor will we wait passively for unpredictable market sentiment to move the stock up. We hope to work with you constructively so that shareholders have a good chance of realizing ever-higher prices for their shares.

I have included our resumes per your request. We would appreciate the Board’s answer to our request by Wednesday, April 11, 2012 at 5:00pm CST.

Sincerely,

/s/ Nick Swenson

Nick Swenson
Managing Member
AO Partners, LLC

Nick Swenson

Office Address: 3033 Excelsior Blvd, Suite 560, Minneapolis, MN 55416
Office: 612.843.4301 Cell: 612.703.2292
Email: nickswenson@grovelandcapital.com

Work Experience

Groveland Capital, LLC
CEO & Portfolio Manager
March 2009 – Present

Whitebox Advisors, LLC
Portfolio Manager and Partner
September 2001 - February 2009

Varde Partners, LLC
Distressed Debt Analyst
January 1999 - September 2001

Piper Jaffray, Inc.
Associate, Financial Institutions Group
June 1996 - December 1999

Board Experience

Sun Country Airlines
Commercial Airline
Former Member of the Board of Directors

Riverland Ag Co.
Grain storage and logistics company with $100mm+ Assets
Former Member of the Board of Directors and Operating Committee

Whitebox Advisors, LLC
Hedge Fund with $4B+ AUM
Former Partner & Member of the Operating Committee

PDG, P.A.
Healthcare services company with $100+mm of revenues
Board of Advisors

Cadillac Casting Inc. and 3Point Machine Inc.
Auto parts supplier with $150+mm in revenues
Principal and Ex-Officio Member of the Board of Directors

SGF, LLC
Farmland Partnership
Managing Member

Current SEC Reporting Positions

10%+ ownership in three publicly traded companies: Air T Inc., Electro-Sensors Inc., and Pro-Dex Inc.

Education

University of Chicago, M.B.A. 1996
Middlebury College, B.A. 1991

Other

I have extensive experience investing in public and private markets. My career has included significant roles in management and corporate governance.

My experience includes direct decision making responsibility for investments of $5mm+ or more in the following industry segments: airlines, aircraft & aircraft engines, cable & telecom infrastructure, auto parts manufacturing, trucking, refining, agriculture, banks & thrifts, media, oil & gas exploration & production, light manufacturing, coking coal production, coal mining, industrial metals mining, specialty finance, wind farm development, travel agencies, ship building etc.

Seth Barkett

Home Address: 495 West Mt. Garfield Rd., Norton Shores, MI 49441
Mobile: (248) 925-6268 Email: sethbarkett@grovelandcapital.com

Experience

RDA Capital Advisors, LLC                                                                             Norton Shores, MI
President and Director of Research

Groveland Capital, LLC                                                                                      February 2011 – Present

●	Contract financial analyst for a Minneapolis-based hedge fund targeting high-yield debt and micro-cap equities
●	Source investment ideas, perform due diligence, build financial forecasts, and write investment summaries
●	Meet with public company executives, create investor marketing presentations, and maintain target database

Vela Capital, LLC                                                                                                March 2010 - January 2011

●	Consulted for a New York-based long/short equity hedge fund focusing on small and micro-cap equities
●	Researched and analyzed company financial reports, industry landscapes, and global macroeconomic trends
●	Developed investment theses, structured investments, determined valuation ranges, and co-managed risk profile

Storm Lake Capital, LLC                                                                                 Detroit, MI
Merchant Banking Associate                                                                           January 2008 - February 2010

●
Member of an 8-person team formed in partnership with Whitebox Advisors LLC, a $4 billion multi-strategy hedge fund, to source, execute, and manage debt and equity investments in distressed automotive suppliers

●	Performed extensive transaction due diligence and produced leverage buyout and liquidation valuation analyses
●
Worked with portfolio company teams to create and manage dynamic monthly budget models (IS/BS/CFS) with variance analysis, 13-week cash flow forecasts, weekly performance tracking reports, and lender presentations

●	Participated in management’s evaluation and implementation of Plex Online, a software as a service ERP system

Highlighted Transactions:
●
Spin-off and corporate restructuring of Tecstar Automotive, a wholly-owned subsidiary of Quantum Fuel Systems (NASDAQ: QTWW), and subsequent spin-offs of Powertrain Integration and Troy Tooling & Manufacturing

●	$3 million equity recapitalization of Cadillac Casting Inc. and 3Point Machine Inc. ($100+ million of annual sales)
●	$5 million debt capital raise for a plastic injection molder owned by Monomoy Capital Partners

Resource Land Holdings, LLC                                                                           Colorado Springs, CO
Private Equity Analyst                                                                                          July 2006 - December 2007

●	Member of a 9-person team that invested in agriculture, timber, mining, and environmental properties/businesses
●	Performed financial, industry, and operational due diligence and worked with managers to optimize asset returns
●	Constructed discounted cash flow models with detailed scenario analysis, debt schedules, and IRR calculations
●	Built weekly, monthly, and annual budgets for platform and add-on acquisitions as well as tracking models
●	Analyzed operating performance, credit compliance, insurance profile, liquidity, and business growth initiatives
●	Participated in key portfolio company hires, business strategy decisions, and streamlining corporate processes

Highlighted Transactions:
●	$10 million add-on acquisition by Texas-based dimensional stone quarry and ensuing integration of operations
●	$8 million acquisition of Indiana-based surface coal mine and later joint venture with Headwaters (NYSE: HW)
●	$4 million leveraged recapitalization of Alabama-based sand and gravel business
●	$28 million acquisition of 48,000 acres of timberland in the southeastern United States and subsequent divestiture

Education

Wheaton College, Wheaton, IL
B.A., Business/Economics, May 2006

●	2005 Men’s Varsity Soccer Captain (Nationally-Ranked NCAA Division III)
●	Proficient in Microsoft Word, Excel, Power Point, Publisher, Bloomberg, and Capital IQ

Other Activities

●	Advisory board member, Fogged Clarity (non-profit arts review), Norton Shores, MI 2008 - Present
●	Advisory board member, Vela Capital, LLC, New York, NY 2008 - Present
●	Mentor, Wheaton College Men’s Varsity Soccer, Wheaton, IL 2010 - Present
●	Assistant coach, Mona Shores High School Boys Varsity Soccer, Norton Shores, MI 2010 - Present